UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2005
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission File Number)	33-0112644 (I.R.S. Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts (Address of principal executive offices)	02142 (Zip Code)
Registrant’s telephone number, including area code: (617) 679-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 16, 2005, the Registrant and William H. Rastetter, the Registrant’s Executive Chairman and the Chairman of its Board of Directors (the “Board”), entered into a letter agreement confirming Dr. Rastetter’s retirement as Executive Chairman and Chairman of the Board and his resignation from the Board, all effective as of December 30, 2005. The letter agreement specifies that Dr. Rastetter’s retirement will be treated as a termination for “Good Reason” for purposes of the Employment Agreement dated as of June 20, 2003 between the Registrant and Dr. Rastetter. As a result, Dr. Rastetter will be entitled to, among other things, payments equal to his 2005 target bonus and three times the sum of his annual salary and target bonus (which payments total $7 million), and immediate vesting of his stock options. In addition, the letter agreement specifies that Dr. Rastetter’s February 2004 award of 50,000 shares of restricted stock will vest immediately upon his retirement in accordance with the terms of the Registrant’s 2003 Omnibus Equity Plan.
     A copy of the letter agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Letter Agreement between Biogen Idec Inc. and William H. Rastetter dated December 16, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Raymond G. Arner
Raymond G. Arner
Acting General Counsel

Date: December 22, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Letter Agreement between Biogen Idec Inc. and William H. Rastetter dated December 16, 2005.